AMENDMENT TO AMENDED AND RESTATED

PRINCIPAL UNDERWRITING AGREEMENT

This Amendment to Amended and Restated Principal Underwriting Agreement (the “Amendment”) is entered into as of May 1, 2020 (the “Effective Date”), by and between The Ohio National Life Insurance Company (“ONLIC”) and Ohio National Equities, Inc. (“ONEQ”). ONLIC and ONEQ are herein referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties entered into an Amended and Restated Principal Underwriting Agreement on July 7, 2014 (the “Agreement”), which pursuant to its terms may be amended by a writing signed by both Parties; and

WHEREAS, the Parties wish to amend various sections of the Agreement.

NOW, THEREFORE, in consideration of the foregoing, and the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.	The Agreement is hereby amended as follows:

i.	Charges and Payments

(a)	Section 4, “Charges and Payments” is amended to add the following as the second sentence of the first paragraph:

“ONLIC shall not advance any funds to ONEQ, except to pay for services described in this Agreement.”

(b)	Section 4, “Charges and Payments” is amended to add the following after the first sentence of the first paragraph of subsection (b):

“The compensation paid by ONLIC is fair and reasonable and is paid at cost in accordance with Statement of Statutory Accounting Principles No. 25, Paragraphs 17 and 18 (Issue Paper 128, Paragraphs 16 and 17). Invoices paid on behalf of ONLIC for commissions are paid based on current Compensation Schedules as provided in the Supplement to this Agreement. Commission payments are invoiced and settled within 30 days.”

ii.	Books and Records; Audits

Section 6, “Books and Records; Audits” is amended to add the following as the last sentence of subsection (a):

“All other books and records of ONLIC are and remain the property of ONLIC and are subject to the control of ONLIC.”

iii.	Indemnification

Section 7, “Indemnification” is amended to delete subsection (b) in its entirety and replace it with the following:

“ONEQ agrees to indemnify and hold harmless ONLIC, is directors, officers and employees against any losses, claims, damages, liabilities, and expenses (including the cost of any legal fees incurred in connection therewith) which ONLIC, its directors, officers or employees may incur under any statute or regulation of the United States or any state, district or territory thereof, or at common law or otherwise arising out of the acquisition of the contracts by any person which (a) may be based upon the gross negligence, willful misconduct or other wrongful act by ONEQ or any of its directors, officers or affiliated persons, or (b) may be based upon any untrue statement or alleged untrue statement of material fact contained in a registration statement or supplemental literature, or any omission or alleged omission to state a material fact required to be stated therein as necessary to make the facts therein not misleading, provided, however, that insofar as losses, claims, damages, liabilities, or expenses arise out of or are based upon any such untrue statement or omission (or alleged untrue statement or omission) made in reliance upon information furnished or confirmed in writing by ONLIC to ONEQ, the indemnification does not apply.”

iv.	Terms

Section 10, “Terms” is amended to delete that section in its entirety and replace it with the following:

“This Agreement shall continue in effect indefinitely, and may be terminated by either party, with or without cause, upon 60 days' written notice to the other party. Upon termination of this Agreement, all obligations of the parties shall cease, except for the provisions of Sections 1, 4, 6, 7, 9, 11, 12, and 13.”

v.	Oversight and Monitoring

Section 18, “Oversight and Monitoring” is added as a new section to include the following:

“ONLIC will maintain oversight for functions provided to ONLIC by ONEQ and will monitor services annually for quality assurance.”

vi.	Property of ONLIC

Section 19, “Property of ONLIC” is added as a new section to include the following:

“All funds and invested assets of ONLIC are the exclusive property of ONLIC, held for the benefit of ONLIC and are subject to the control of ONLIC.”

vii.	Action Taken Pursuant to Supervision, Rehabilitation and Liquidation Act

Section 20, “Action Taken Pursuant to Supervision, Rehabilitation and Liquidation Act” is added as a new section to include the following:

“If any action is taken against ONLIC pursuant to its supervision, rehabilitation and liquidation act: (i) All of the rights of ONLIC under this Agreement extend to the rehabilitator or the superintendent, and (ii) All books and records will immediately be made available to the rehabilitator or the superintendent immediately upon request.

ONEQ has no automatic right to terminate this Agreement if any action is taken against ONLIC pursuant to ONLIC’s supervision, rehabilitation and liquidation act.

ONEQ will continue to maintain any systems, programs or other infrastructure notwithstanding action being taken against ONLIC pursuant to ONLIC’s supervision, rehabilitation and liquidation act, and will make them available for so long as ONEQ continues to receive timely payment for services rendered.”

2.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

3.	The terms of this Amendment shall be binding upon and inure to the benefit of the successors and assigns of the Parties hereto.

4.	In the event of a conflict between this Amendment and the Agreement, this Amendment shall control.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed and delivered by their duly authorized representatives as of the Effective Date.

THE OHIO NATIONAL LIFE INSURANCE COMPANY

BY:	Michael Deweirdt

Title:	Senior Vice President

Date:	04/15/2020

OHIO NATIONAL EQUITIES, INC.

BY:	Tom Degaetano

Title:	VP, Annuity Prodcut Management

Date:	04/16/2020